Filed Pursuant to Rule 433

Registration Statement Nos. 333-270327 and 333-270327-01

For Immediate Release

Citigroup Inc. (NYSE: C)

May 11, 2023

Citi LIBOR Transition Update

Outstanding US Law-Governed Citi-Issued USD LIBOR CMS Instruments Planned to be Calculated Pursuant to Fallback Provisions after June 30, 2023

On November 14, 2022, ICE Benchmark Administration (“IBA”), the publisher of the USD LIBOR ICE Swap Rate, announced that it intends to cease publication of all ICE Swap Rate settings based on USD LIBOR after June 30, 2023 (the "Cessation Date"). This announcement follows the announcement by the UK Financial Conduct Authority on March 5, 2021, that all USD LIBOR settings will either cease or no longer be representative after the Cessation Date. The USD LIBOR ICE Swap Rate is also referred to as a constant maturity swap (or “CMS”) rate, and in this press release is referred to as the “USD LIBOR CMS Rate”.

Citigroup Inc. and certain of its consolidated subsidiaries have issued debt securities, certificates of deposit, preferred stock, asset-backed securities and trust preferred securities that:

(i)	use the USD LIBOR CMS Rate as a benchmark (i.e., as a reference for calculating or determining one or more valuations, payments or other measurements),

(ii)	will not mature before the Cessation Date and

(iii)	are governed by U.S. law or the law of a U.S. state (“Legacy CMS Instruments”).

Citi is issuing this press release to provide notice that, after the Cessation Date, it expects that calculations referencing the USD LIBOR CMS Rate in the Legacy CMS Instruments will no longer be calculated by reference to the USD LIBOR CMS Rate, but instead will be calculated pursuant to the applicable fallback provisions described below.

Legacy CMS Instruments

Each Legacy CMS Instrument in scope of this press release falls into one of the following categories. Please refer to the corresponding annex for a list of the Legacy CMS Instruments covered by this press release.

1.	Initial fallback to dealer quotations

Annex 1 lists Legacy CMS Instruments containing fallback provisions that provide that, if the relevant USD LIBOR CMS Rate is not published on any day on which the rate is required, the calculation agent will determine the rate on the basis of quotations provided to the calculation agent by leading swap dealers in the New York City interbank market for the fixed leg of a fixed-for-floating USD interest rate swap transaction, where the floating leg is based on USD LIBOR (as set forth in more detail in the terms of these Legacy CMS Instruments). Under the terms of these Legacy CMS Instruments, if the calculation agent is unable to obtain a sufficient number of such quotations, then the relevant USD LIBOR CMS Rate will be determined by the calculation agent in good faith and using its reasonable judgment.

As it is expected that the USD LIBOR CMS Rate will not be published following the Cessation Date, the calculation agent intends following the Cessation Date to request quotations for USD interest rate swap transactions referencing USD LIBOR, as described above. If the calculation agent is able to obtain a sufficient number of such quotations (as set forth in the terms of these Legacy CMS Instruments), then calculations based on the USD LIBOR CMS Rate in these Legacy CMS Instruments will be calculated instead by reference to such quotations.

In light of the fact that USD LIBOR is expected to cease or no longer be representative after the Cessation Date, it is currently uncertain whether it will be possible to obtain quotations for USD interest rate swap transactions referencing USD LIBOR (as set forth in more detail in the terms of these Legacy CMS Instruments) after the Cessation Date. In the event that the calculation agent is unable to obtain a sufficient number of such quotations after the Cessation Date, the calculation agent may decide not to request quotations indefinitely, as to do so would serve no purpose. If a sufficient number of quotations are not available on any date of determination for any Legacy CMS Instrument or if the calculation agent has determined prior to such date of determination that it is futile to continue requesting such quotations, the calculation agent intends to follow the approach adopted by the International Swaps and Derivatives Association ("ISDA") for the swaps market and determine the relevant USD LIBOR CMS Rate in accordance with the fallback provisions set forth in Annex 3. Broadly, these fallback provisions consist of using the USD SOFR ICE Swap Rate (“SOFR ISR”), adding the ISDA fallback spread adjustment and applying technical adjustments to account for differences in payment frequency and day count conventions between USD LIBOR swaps and SOFR swaps. IBA has announced that it intends to publish a rate calculated in this manner starting on July 3, 2023.

2.	Initial fallback to calculation agent selection of alternative rate

Annex 2 lists Legacy CMS Instruments containing fallback provisions that provide that, if the calculation and publication of the relevant USD LIBOR CMS Rate is permanently canceled, then the calculation agent may replace that USD LIBOR CMS Rate with an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as that USD LIBOR CMS Rate. For these Legacy CMS Instruments, the calculation agent intends, for all calculations made after the Cessation Date, to replace the relevant USD LIBOR CMS Rate with a fallback rate calculated in accordance with Annex 3.

This press release applies only to the Legacy CMS Instruments listed on one of the annexes 1 or 2.

The applicable issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for certain of the securities to which this communication relates. Before investing, any investor should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and such securities. Any investor may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any investor can request these documents from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146 or email: prospectus@citi.com.

Annex 1
Legacy CMS Instruments with Initial Fallback to Dealer Quotations

Issuer: Citigroup Inc.

CUSIP

1730T0T58	17298CDA3
1730T02P3	1730T3AU7
1730T07K9	1730T3AV5
1730T0KZ1	1730T3AW3
1730T0HV4	17298C3F3
1730T0HN2	17298C3Y2
1730T0JN0	17298C6K9
1730T0E21	1730T0RN1
1730T0E96	1730T0SM2
1730T0G78	1730T0TK5
1730T0K32	1730T0TQ2
1730T0L31	1730T0TT6
1730T0L64	1730T0TZ2
1730T0N62	1730T0UB3
1730T0P86	1730T0UG2
1730T0R50	1730T0UK3
1730T0R76	1730T0VD8
1730T0U49	1730T0A58
1730T0W21	1730T0A82
1730T04K2	1730T0A90
1730T04Y2	1730T0C23
1730T05M7	1730T0C56
1730T06G9	1730T0LH0
1730T07D5	1730T0KV0
17298CAD0	17298CBZ0
17298CAF5
17298CAT5
17298CBB3

Issuer: Citigroup Global Markets Holdings Inc.

CUSIP

17324CGG5
17324CHL3
17324CHH2
17324CP34
17324CRG3
17324CSG2
17324CUT1
17324CVW3
17324CVT0
17324CXL5
17328YSU9
17329FJ62
17329FTP9
17326YKV7
17326YQT6

Issuer: Citibank, N.A. (CBNA)

CUSIP

172986HF1	172986HR5
172986HB0	172986HA2
172986GQ8	172986GV7
172986GY1	172986HV6
172986HT1	172986HZ7
172986CJ8	172986KD2
172986GW5	172986JB8
172986GH8	172986CK5
172986GZ8	172986JL6
172986HD6
172986HN4
172986HS3
172986HK0

Annex 2
Legacy CMS Instruments with Initial Fallback to Calculation Agent Selection of Alternative Rate

Issuer: Citigroup Inc.

CUSIP

17298CLW6
1730T0X46
1730T02D0
1730T02B4
1730T02V0
1730T03J6
1730T03W7
1730T04U0
17298CAR9
17298CCL0
1730T3AX1
1730T3AY9
1730T3AZ6
17298CFQ6
17298CFV5
17298CG36
17298CG69
17298CG77
17298CGD4
17298CGE2
17298CGK8
17298CGL6
17298CGS1
17298CGZ5
5C00639Q1

Issuer: Citigroup Global Markets Holdings Inc.

CUSIP

17329FUH5	17327TY83	17328WEM6	17328YDR2	17328YXE9
17329UUK5	17327TX50	17328WBS6	17328YC44	17328YRF3
17329QW71	17327TR99	17328WLX4	17328YBD5	17329F6V1
17329QVX5	17327TC38	17328WLT3	17328YBK9	17329FC93
17329U4M0	17327TG34	17328W7C6	17328Y6U3	17329F2E3
17329UD40	17327TK54	17328WG77	17328YFV1	17329FC36
17329QPS3	17327TH90	17328WJZ2	17328YCS1	17329F6J8
17329UR86	17327T3U8	17328WJS8	17328YJW5	17329F5M2
17329QKY5	17328V2A7	17328WKS6	17328YF58	17329F7B4
17329QQS2	17328VDM9	17328WRC4	17328YGL2	17329F4X9
17329QXR6	17328V5F3	17328WT24	17328YHY3	17329FFX7
17329UGK1	17328VG53	17328WUU0	17328YNH3	17329F2X1
17329U4U2	17328VVN7	17328WXG8	17328YXT6	17329FFK5
17329FL93	17328VRF9	17328WTH1	17328YJT2	17329FKB9
17324CXG6	17328VMM9	17328WTN8	17328YPN8	17329FDA9
17324CYQ3	17328VJB7	17328WQ68	17328YK45	17329FE91
17324CZA7	17328VQ52	17328WVX3	17328YLG7	17329FRU0
17329FVK7	17328VNM8	17328WRM2	17328YY73	17329FPJ7
17329FEG5	17328VVD9	17328WNC8	17328YQV9	17329FDT8
17329FY81	17328W5M6	17328WXB9	17328YSW5	17329FDV3
17329FS96	17328W2U1	17328WXH6	17328YRR7	17329FL85
17326YND4	17328W4Y1	17328WZF8	17328YZV9	17329FMP6
17326YVA1	17328WAV0	17328Y3L6	17329FCB8	17329FDG6
17326YXP6	17328W5K0	17328Y3Q5	17328YYU2	17329FKT0
17326YCC8	17328W3Y2	17328Y2M5	17324CHQ2	17329FXP4
17326YP91	17328WAR9	17328Y2R4	17324CJ64	17329FXS8
17326YYA8	17328W7K8	17328YH72	17324CED4	17329FSB1
17326YVR4	17328WM96	17328YBM5	17328YU69	17329FWM2
17326YL95	17328WGN2	17328YT38	17328YU85	17329FUC6
17327TRA6	17328WJ82	17328YDL5	17328YY99	17329FXV1
17327TC95	17328WHK7	17326YH41	17328YS70	17329UCD1
17327TJ23	17328WJA7	17326YCA2	17328YRS5	17329FZ23
17329U2J9	17329UYM7	17329UXB2	17329QB74	17324CLR5
17329Q2F6	17329FYS7	17329QYS3	17329QH94	17324CLA2
17329FVW1	17329FUM4	17329U3P4	17329QGM6	17324CMJ2
17329QL24	17329FVE1	17329U2C4	17329QE30	17324CR65
17329QBM1	17329Q5C0	17329U3D1	17329QB41	17324CGJ9
17329QET3	17329UQ87	17329U4V0	17329QD98	17324CLU8
17329QG79	17329USZ5	17329UDP3	17329Q6P0
17329QAZ3	5C005H9W8	17329UHB0	17329QP95
17329UEA5	17329UR94	17329U6P1	17329QNX4
17329UHX2	17328WAF5	17329U6E6	17329QUK4
17329U3F6	17329QD49	17329U5E7	17329QSV3
17324CFE1	17329ULU3	17329U7K1	17329QXS4
17329QK90	17329UAG6	17329UFJ5	17329QUC2
17329Q6S4	17329UKZ3	17329ULR0	17329QSM3
17329QAG5	17329UD32	17324CKB1	17329QTS9
17329QHD5	17329UF30	17290JAA9	17329QPC8

Annex 3
Fallback Rate

Where this annex applies, the calculation agent will follow the approach adopted under ISDA's Supplement 88 and calculate the relevant rate as the “Published USD ISR Fallback Rate”, or alternatively the “Calculated USD ISR Fallback Rate”, each as described below.

Published USD ISR Fallback Rate

The “Published USD ISR Fallback Rate” will be calculated based on (i) the SOFR ISR for the relevant tenor of the USD LIBOR CMS Rate referenced in the applicable Legacy CMS Instrument (also referred to as the “Designated Maturity”), (ii) the fixed spread adjustment published by Bloomberg Index Services Limited in the applicable tenor and (iii) certain convexity adjustments to compensate for the varying payment frequencies between the fixed and floating legs of the USD LIBOR CMS Rate and the SOFR ISR.

On March 10, 2023, IBA announced that it intends to publish a USD SOFR Spread-Adjusted ICE Swap Rate® for use as a benchmark in financial contracts and financial instruments by licensees starting on July 3, 2023. If published, we expect that such rate will be the Published USD ISR Fallback Rate, and we expect that the Bloomberg ticker will be as indicated below for each Designated Maturity of the Published USD ISR Fallback Rate indicated below:

Designated Maturity	Bloomberg Ticker[1]
1 year	USISOA01
2 years	USISOA02
3 years	USISOA03
4 years	USISOA04
5 years	USISOA05
6 years	USISOA06
7 years	USISOA07
8 years	USISOA08
9 years	USISOA09
10 years	USISOA10
15 years	USISOA15
20 years	USISOA20
30 years	USISOA30

Note that a “Published USD ISR Fallback Rate” will only exist if an administrator publishes such a rate. If there is no “Published USD ISR Fallback Rate”, the “Calculated USD ISR Fallback Rate” will be applied instead. This requires the calculation agent to calculate the relevant rate in the same manner as the formula for the “Published USD ISR Fallback Rate” as described above.

________________________

1 IBA has started to publish the indicative USD SOFR Spread-Adjusted ICE Swap Rate ‘Beta’ Settings for an initial period under the Bloomberg tickers indicated above. These settings are being provided solely for information and illustration purposes in order to enable recipients to evaluate the settings and provide feedback, and are not intended for, and IBA expressly prohibits their use for, any other purpose, including as a reference, index or benchmark in financial instruments, financial contracts, or investment funds.

Calculated USD ISR Fallback Rate

The “Calculated USD ISR Fallback Rate” is the rate calculated as follows, and the resulting percentage will be rounded to the nearest one hundred-thousandth of a percentage point:

“USD SOFR ICE Swap Rate” means the benchmark for the mid-price for the fixed leg of a fixed-for-floating U.S. Dollar swap transaction where the floating leg references the Secured Overnight Financing Rate ("SOFR") administered by the Federal Reserve Bank of New York (or any successor administrator) and both the fixed leg and floating leg are paid annually, as provided by IBA as the administrator of the benchmark (or a successor administrator); and

“Reset Date” means the date on which the Calculated USD ISR Fallback Rate is being determined under the terms of the applicable Legacy CMS Instrument.

###

About Citi

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in nearly 160 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | Twitter: @Citi | LinkedIn:www.linkedin.com/company/citi | YouTube: www.youtube.com/citi | Facebook: www.facebook.com/citi

Media Contact:	Fixed Income Investor Contact:
Danielle Romero Apsilos	Peter Demoise
212 816 2264	212 559 2718
danielle.romeroapsilos@citi.com	peter.demoise@citi.com

Alternatively, please contact the Issuer at iborq@citi.com if you have any questions about anything contained in this press release.